Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  April 24, 2019

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the quarter ended March 31, 2019 of $2.8 million, or $0.73 diluted earnings per share,  compared to $2.5 million, or $0.67 diluted earnings per share, for the quarter ended March 31, 2018.  The $0.3 million, or 11%, growth in net income resulted primarily from $0.7 million higher net interest income combined with a  $0.2 million increase in non-interest income, partially offset by a  $0.6 million increase in operating expenses.    The Company experienced a  $78.5 million, or 10%, increase in average interest-earning assets funded by a  $43.2 million increase in average deposits, $29.1 million more in average borrowings and a  $7.7 million increase in average shareholders’ equity for the first quarter of 2019 compared to the first quarter of 2018.    Return on average assets (ROA) and return on average equity (ROE) were 1.18% and 11.98%, respectively, for the first quarter of 2019 and 1.17% and 11.75%, respectively, for the first quarter of 2018.

“Fidelity Bank’s results during the first quarter continue to be strong, setting the stage for a successful 2019.” stated Daniel J. Santaniello, President and Chief Executive Officer.  “The Bank celebrated the grand opening of the new Back Mountain Office in Dallas, Pa. The continued growth of earnings, capital and strong financial results position the bank to continue to invest in the strategic priorities that deliver an extraordinary client experience and create long-term shareholder value.”

Consolidated First Quarter Operating Results Overview

Net interest income was $7.9 million for the first quarter of 2019, a $0.7 million, or 9%, increase over the  $7.2 million earned for the first quarter of 2018.    The net interest income growth resulted from a  $78.5 million larger average balance of interest-earning assets that generated a 33 basis point higher fully-taxable equivalent (FTE) yield which  increased interest income by $1.5 million.  The loan portfolio had the biggest impact, producing a  $1.3 million increase in FTE interest income with all portfolios contributing to the increase.  Yields on average quarterly balances of $334.4 million in floating rate loans at March 31, 2019 benefited from 75 basis points in short-term rate increases by the Federal Reserve since the first quarter of 2018.    The investment portfolio benefited from the Company investing $18.8 million more, on average, in mortgage backed securities and municipal securities earning higher yields which caused interest income on investments to increase $0.2 million.  Partially offsetting the increase in net interest income from higher interest income, interest expense increased $0.9 million.  The average balance of interest-bearing deposits increased $32.9 million and the rates paid on these deposits increased 32 basis points resulting in $0.5 million in additional interest expense.  The Company also utilized $43.7 million in average borrowings at a  higher cost over deposit rates, which contributed another $0.3 million to interest expense.    The cost of interest-bearing liabilities was 1.07% for the first quarter of 2019, an increase of 47 basis points over the 0.60% paid for the first quarter of 2018.  The Company’s FTE net interest spread was 3.38% for the first quarter of 2019, or 14 basis points lower than the 3.52% recorded for the same 2018 quarter.  The decrease was due to the rates paid on interest-bearing liabilities increasing faster than the yields earned on interest-earning assets.  The Company’s FTE net interest margin decreased by only two basis points to 3.66% for the three months ended March 31, 2019 from 3.68% for the same 2018 period.    The Company mitigated the compression on FTE net interest margin from higher rates paid on interest-bearing liabilities through managing cost of funds by generating $10.3 million more in average non-interest bearing deposits during the quarter.    The cost of funds increased 36 basis points despite a 47 basis point higher rate paid on interest-bearing liabilities.

The provision for loan losses was $0.3 million for the first quarter of 2019 practically unchanged from the first quarter of 2018.  Continued provisioning was in response to the Company’s level of attention to credit quality and to replenish loan net charge-offs, $0.4 million of which was from one commercial relationship, in order to maintain an allowance level that the Company deemed adequate.

Total other income increased $0.2 million to $2.5 million for the first quarter of 2019 compared to $2.3 million for the first quarter of 2018.  Service charges on loans increased $0.1 million due to more service charges on commercial loans.  Fees from financial services were $58 thousand higher during the first quarter of 2019 compared to the same 2018 quarter.  In addition, there was $64 thousand in unrealized losses recognized on the fair value change of equity securities in the first quarter of 2018 and these equity securities were subsequently sold and no gain or loss was recognized for the first quarter of 2019.  These increases were partially offset by $0.1 million less in trust income due primarily to a $68 thousand estate fee recognized during the first quarter of 2018.

Other expenses increased $0.6 million, or 9%, for the first quarter of 2019 to $6.8 million from $6.2 million for the same 2018 quarter.  The increase was primarily due to $0.3 million in higher salaries and employee benefits, $0.1 million in additional premises and equipment expense due to a new branch which opened in December of 2018 and $57 thousand more data processing and communication expense.

The provision for income taxes remained unchanged at $0.5 million for both the first quarter of 2019 and 2018.  Higher income before income taxes was offset by increases in tax exempt income.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets decreased $16.9 million, or 2%, to $964.2 million at March 31, 2019 from $981.1 million at December 31, 2018.  This asset decline resulted primarily from a  $20.0 million net reduction in the loan portfolio.  The decrease in the loan portfolio was mostly due to 3 large payoffs from unrelated commercial borrowers, a decline in the volume of dealer loans originated and less mortgage loans held-for-sale.  The cash inflow from the decrease in the loan portfolio plus deposit growth of $55.1 million was used to pay down $80.5 million in borrowings.  During the first quarter, deposits typically grow due to the seasonal timing of public tax deposits.  The Company  will focus on increasing assets using its relationship management strategy to grow loans and deposits and achieve profitable returns.  The Company has begun its Luzerne County expansion plans with the opening of the Back Mountain branch in December 2018 while constructing the Mountain Top branch set to open in the third quarter of 2019.

Total non-performing assets were $6.0 million, or 0.62% of total assets, at March 31, 2019 compared to $6.3 million, or 0.64% of total assets, at December 31, 2018.  Non-performing assets decreased $0.3 million from prior period, as a $0.5 million decrease in accruing troubled debt restructured loans was partially offset by an increase of $0.2 million in other real estate owned.  Net charge-offs to average total loans increased to 0.27% at March 31, 2019 compared to 0.13% at December 31, 2018.

During the first quarter of 2019, the Company purchased an additional $2.0 million of bank-owned life insurance.  On January 1, 2019, the Company recognized right-of-use assets and lease liabilities for leases classified as operating leases to transition to ASU 2016-02, Leases (Topic 842).  The Company elected to apply the provisions of the new lease standard prospectively as of the effective date, without adjusting comparative periods.  At March 31, 2019, the right-of-use assets and operating lease liabilities amounted to $4.1 million and $4.5 million, respectively.

Shareholders’ equity increased $4.2 million, or 4%, to $97.7 million at March 31, 2019 from $93.5 million at December 31, 2018.   Net income growth of $2.8 million was supplemented by a  $2.0 million, after tax, improvement in net unrealized gains from the investment portfolio.  An additional $0.5 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation expense, was offset by $1.0 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 10.14% of total assets at March 31, 2019.  Book value per share was $25.85 at March 31, 2019 compared to $24.89 at December 31, 2018.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves multiple office locations throughout Lackawanna and Luzerne Counties providing personal and business banking products and services, including wealth management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$15,310	$17,485
Investment securities	182,496	182,810
Federal Home Loan Bank stock	3,663	6,339
Loans and leases	702,496	722,687
Allowance for loan losses	(9,522)	(9,747)
Premises and equipment, net	18,186	18,289
Life insurance cash surrender value	22,761	20,615
Other assets	28,830	22,624

Total assets	$964,220	$981,102

Liabilities
Non-interest-bearing deposits	$230,610	$194,731
Interest-bearing deposits	594,675	575,452
Total deposits	825,285	770,183
Short-term borrowings	5,906	76,366
FHLB advances	21,704	31,704
Other liabilities	13,583	9,292
Total liabilities	866,478	887,545

Shareholders' equity	97,742	93,557

Total liabilities and shareholders' equity	$964,220	$981,102

Average Year-To-Date Balances:	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$16,548	$18,639
Investment securities	184,017	172,085
Loans and leases, net	699,156	668,090
Premises and equipment, net	18,281	16,389
Other assets	47,793	42,739

Total assets	$965,795	$917,942

Liabilities
Non-interest-bearing deposits	$195,349	$196,790
Interest-bearing deposits	598,582	564,763
Total deposits	793,931	761,553
Short-term borrowings	40,587	37,558
FHLB advances	23,593	22,109
Other liabilities	12,783	7,697
Total liabilities	870,894	828,917

Shareholders' equity	94,901	89,025

Total liabilities and shareholders' equity	$965,795	$917,942

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended
	Mar. 31, 2019	Mar. 31, 2018
Interest income
Loans and leases	$8,158	$6,911
Securities and other	1,497	1,232

Total interest income	9,655	8,143

Interest expense
Deposits	1,331	804
Borrowings and debt	414	80

Total interest expense	1,745	884

Net interest income	7,910	7,259

Provision for loan losses	(255)	(300)
Other income	2,457	2,283
Other expenses	(6,770)	(6,208)

Income before income taxes	3,342	3,034

Provision for income taxes	(540)	(506)
Net income	$2,802	$2,528

	Three Months Ended
	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Interest income
Loans and leases	$8,158	$8,173	$7,779	$7,250	$6,911
Securities and other	1,497	1,451	1,249	1,285	1,232

Total interest income	9,655	9,624	9,028	8,535	8,143

Interest expense
Deposits	1,331	1,140	981	886	804
Borrowings and debt	414	520	336	126	80

Total interest expense	1,745	1,660	1,317	1,012	884

Net interest income	7,910	7,964	7,711	7,523	7,259

Provision for loan losses	(255)	(325)	(400)	(425)	(300)
Other income	2,457	2,263	2,283	2,371	2,283
Other expenses	(6,770)	(6,530)	(6,172)	(6,162)	(6,208)

Income before income taxes	3,342	3,372	3,422	3,307	3,034

Provision for income taxes	(540)	(525)	(559)	(539)	(506)
Net income	$2,802	$2,847	$2,863	$2,768	$2,528

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Assets
Cash and cash equivalents	$15,310	$17,485	$16,944	$17,972	$36,305
Investment securities	182,496	182,810	171,451	164,403	165,768
Federal Home Loan Bank stock	3,663	6,339	4,717	3,490	2,320
Loans and leases	702,496	722,687	704,886	686,993	642,705
Allowance for loan losses	(9,522)	(9,747)	(9,944)	(9,527)	(9,408)
Premises and equipment, net	18,186	18,289	16,204	16,189	16,350
Life insurance cash surrender value	22,761	20,615	20,464	20,315	20,168
Other assets	28,830	22,624	25,132	22,766	23,209

Total assets	$964,220	$981,102	$949,854	$922,601	$897,417

Liabilities
Non-interest-bearing deposits	$230,610	$194,731	$206,588	$212,364	$206,729
Interest-bearing deposits	594,675	575,452	572,473	565,894	568,562
Total deposits	825,285	770,183	779,061	778,258	775,291
Short-term borrowings	5,906	76,366	40,269	29,553	8,642
FHLB advances	21,704	31,704	31,704	18,704	18,704
Other liabilities	13,583	9,292	8,768	7,234	7,278
Total liabilities	866,478	887,545	859,802	833,749	809,915

Shareholders' equity	97,742	93,557	90,052	88,852	87,502

Total liabilities and shareholders' equity	$964,220	$981,102	$949,854	$922,601	$897,417

Average Quarterly Balances:	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Assets
Cash and cash equivalents	$16,548	$14,682	$14,597	$21,017	$24,412
Investment securities	184,017	183,548	169,280	168,981	166,374
Loans and leases, net	699,156	705,209	686,318	648,006	631,821
Premises and equipment, net	18,281	16,499	16,257	16,295	16,507
Other assets	47,793	44,686	43,483	42,047	40,685

Total assets	$965,795	$964,624	$929,935	$896,346	$879,799

Liabilities
Non-interest-bearing deposits	$195,349	$200,936	$203,530	$197,355	$185,090
Interest-bearing deposits	598,582	573,211	554,652	565,560	565,655
Total deposits	793,931	774,147	758,182	762,915	750,745
Short-term borrowings	40,587	59,289	55,141	19,250	15,885
FHLB advances	23,593	31,704	18,725	18,704	19,204
Other liabilities	12,783	8,625	8,077	7,330	6,729
Total liabilities	870,894	873,765	840,125	808,199	792,563

Shareholders' equity	94,901	90,859	89,810	88,147	87,236

Total liabilities and shareholders' equity	$965,795	$964,624	$929,935	$896,346	$879,799

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Selected returns and financial ratios
Basic earnings per share	$0.74	$0.76	$0.76	$0.74	$0.67
Diluted earnings per share	$0.73	$0.75	$0.75	$0.73	$0.67
Dividends per share	$0.26	$0.26	$0.24	$0.24	$0.24
Yield on interest-earning assets (FTE)*	4.45%	4.31%	4.20%	4.17%	4.12%
Cost of interest-bearing liabilities	1.07%	0.99%	0.83%	0.67%	0.60%
Cost of funds	0.82%	0.76%	0.63%	0.51%	0.46%
Net interest spread (FTE)*	3.38%	3.32%	3.37%	3.50%	3.52%
Net interest margin (FTE)*	3.66%	3.58%	3.60%	3.69%	3.68%
Return on average assets	1.18%	1.17%	1.22%	1.24%	1.17%
Return on average equity	11.98%	12.43%	12.65%	12.60%	11.75%
Efficiency ratio (FTE)*	64.15%	62.66%	60.65%	61.20%	63.95%
Expense ratio	1.81%	1.76%	1.66%	1.70%	1.81%

Other financial data	At period end:
(dollars in thousands except per share data)	Mar. 31, 2019	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Interest income adjustment to FTE*	$187	$196	$182	$175	$165
Book value per share	$25.85	$24.89	$23.97	$23.68	$23.32
Equity to assets	10.14%	9.54%	9.48%	9.63%	9.75%
Allowance for loan losses to:
Total loans	1.36%	1.36%	1.42%	1.39%	1.47%
Non-accrual loans	2.54x	2.27x	2.63x	3.45x	3.24x
Non-accrual loans to total loans	0.53%	0.59%	0.54%	0.40%	0.45%
Non-performing assets to total assets	0.62%	0.64%	0.65%	0.66%	0.79%
Net charge-offs to average total loans	0.27%	0.13%	0.08%	0.12%	0.05%

Capital Adequacy Ratios
Total risk-based capital ratio	15.24%	14.75%	14.87%	14.82%	15.19%
Common equity tier 1 risk-based capital ratio	13.99%	13.50%	13.61%	13.57%	13.93%
Tier 1 risk-based capital ratio	13.99%	13.50%	13.61%	13.57%	13.93%
Leverage ratio	9.99%	9.79%	9.93%	10.02%	9.98%

* Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2019 and 2018, to recognize the income from tax-exempt interest-earning assets as if the interest was taxable.